EXHIBIT 10.1

GGEP Management, L.L.C.

GGEP Management (Bermuda) Ltd.

c/o Gilbert Global Equity Capital, L.L.C.

590 Madison Avenue, 40th Floor

New York, New York  10022

March 15, 2004

True Temper Sports, Inc.

8275 Tournament Drive, Suite 200

Memphis, TN  38125

Ladies and Gentlemen:

GGEP Management, L.L.C. (“GGEP Domestic”) and GGEP Management (Bermuda) Ltd. (together with GGEP Domestic, “Gilbert”) are pleased to provide certain management and financial advisory services to True Temper Sports, Inc. (the “Company”), as described below.  The purpose of this letter agreement (this “Letter Agreement”) is to confirm our understanding with respect to our engagement.

In consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gilbert and the Company hereby agree as follows:

1.  During the term of our engagement, Gilbert will provide the Company with (i) financial advice and assistance in connection with (A) transactions contemplated by that certain Purchase Agreement (the “Purchase Agreement”), dated as of January 30, 2004, by and among True Temper Corporation (“TTC”), TTS Holdings LLC (“TTS Holdings”) and certain other parties, and the related financing transactions (the “Change of Control”) and (B) any potential future Transaction (as defined below) within the scope of this Letter Agreement, which may include performing valuation analyses, searching for a purchaser acceptable to you, coordinating visits of potential purchasers and assisting you in negotiating the financial aspects of any such Transaction (the “Transaction Services”) and (ii) general business, financial and strategic advisory services and financial advisory and operational performance monitoring services which the Company may reasonably request from time to time (the “Ongoing Services”).

2.  As consideration for the Transaction Services provided to the Company in respect of the Change of Control, on the Closing Date (as defined in the Purchase Agreement) thereof, the Company will pay Gilbert or, at GGEP Domestic’s request, Gilbert’s designee, a transaction fee in an amount equal to two million five hundred thousand dollars ($2,500,000), together with all fees and expenses of Gilbert incurred in connection with the Change of Control, to be allocated in accordance with GGEP Domestic’s instructions.

3.  If at any time prior to the termination of this Letter Agreement in accordance with paragraph 7 hereof, the Company decides to engage the services of a financial advisor in connection with any material financial or strategic transaction, including, without limitation, (i) any offering of the securities of the Company, TTC, or any of the Company’s subsidiaries (each a “Subsidiary”) and (ii) any sale of a majority of the equity interests in or all or substantially all of the assets of the Company, TTC or a Subsidiary (each of the foregoing, a “Transaction”), then the Company will engage Gilbert as such financial advisor.

4.  The fee payable to Gilbert, or, at GGEP Domestic’s request, any designee of Gilbert, in connection with any engagement pursuant to paragraph 3 hereof shall be not less than 1.25% of the Aggregate Transaction Value for the Transaction at issue), together with all fees and expenses of Gilbert incurred in connection with such Transaction.  For purposes hereof, the term “Aggregate Transaction Value” shall mean (i) with respect to any acquisition of all or a portion of the Company, TTC or a Subsidiary, an amount equal to the sum of the fair market value (as determined by Gilbert in good faith) of any securities issued and any other non-cash consideration delivered and any cash consideration paid to the Company, TTC or a Subsidiary or any of their stockholders in connection with the Transaction and the amount of all indebtedness of the Company, TTC or a Subsidiary that is assumed or acquired by a purchaser or retired or defeased in connection with the Transaction, (ii) with respect to any offering of securities by the Company, TTC or a Subsidiary, the gross proceeds of such offering, or (iii) with respect to any other form of Transaction, the aggregate value of such Transaction as determined by the Company and Gilbert in good faith.

5.  As consideration for the Ongoing Services contemplated herein, beginning on [April 1], 2004 and on each July 1, October 1, January 1 and April 1 thereafter, until the termination of this Letter Agreement in accordance with paragraph 4 hereof, the Company will pay Gilbert or, at GGEP Domestic’s request, Gilbert’s designee, a maintenance fee equal to one hundred twenty-five thousand dollars ($125,000), to be allocated in accordance with GGEP Domestic’s instructions.

6.  Upon receipt of and in accordance with each invoice therefor, the Company shall reimburse Gilbert, or, at GGEP Domestic’s request, Gilbert’s designee, for all expenses incurred by Gilbert personnel or personnel serving the Company at Gilbert’s request in connection with (i) attending meetings of the Board of Directors (including meetings of committees thereof) of the Company or any of its affiliates and (ii) attending meetings, functions or events or otherwise undertaking efforts in furtherance of the business of the Company.

7.  The term of this Letter Agreement shall be five (5) years, commencing on the date hereof, and shall be automatically extended for additional successive one-year terms thereafter unless GGEP Domestic notifies the Company in writing prior to any such renewal that the term shall not be so renewed; provided, however, that this Letter Agreement shall automatically terminate and be of no further force or effect on the earlier of (i) such date as TTS Holdings, together with each other fund or partnership controlled by or under common control with GGEP

Investments, L.L.C., ceases to own, in the aggregate, at least thirty percent (30%) of the Common Stock of Holdings originally acquired by them pursuant to the Purchase Agreement (subject to any splits, combinations, reclassifications or similar transactions affecting such Common Stock) and (ii) the date of the Company’s or TTC’s initial public offering.

8.  This Letter Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

9.  This Letter Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

10.  No waiver, amendment or other modification of this Letter Agreement shall be effective unless in writing and signed by each party hereto.

11.  This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

[Signatures page follows]

This Letter Agreement is effective as of the date first written above.   Please confirm that the foregoing correctly sets forth our agreement by signing and returning to us the enclosed duplicate of this Letter Agreement.

Very truly yours,

GGEP MANAGEMENT, L.L.C.

		By:	/s/ Richard W. Gaenzle, Jr.
Name: Richard W. Gaenzle, Jr.
Title: Authorized Signatory

GGEP MANAGEMENT (BERMUDA) LTD.

		By:	/s/ Richard W. Gaenzle, Jr.
Name: Richard W. Gaenzle, Jr.
Title: Authorized Signatory

AGREED AND ACCEPTED:

TRUE TEMPER SPORTS, INC.

By:	/s/ Fred H. Geyer
Name: Fred H. Geyer
Title: Chief Financial Officer